Exhibit 99.1

For Immediate Release

Starwood Property Trust Reports Results for the

Quarter and Year Ended December 31, 2014

— Quarterly Core Earnings of $0.50 per Diluted Common Share —

— Full Year 2014 Core Earnings of $2.17 per Diluted Common Share —

— Deploys a Record $7.4 Billion During the Year, including $2.0 Billion for the Quarter —

— Declares Dividend of $0.48 per Share for the First Quarter of 2015 —

GREENWICH, Conn., February 25, 2015 /PRNewswire/ — Starwood Property Trust, Inc. (NYSE: STWD) today announced operating results for the fiscal quarter and year ended December 31, 2014.  The Company’s fourth quarter 2014 Core Earnings (a Non-GAAP financial measure) were $112.1 million, or $0.50 per diluted share, and $473.7 million, or $2.17 per diluted share, for full year 2014.

GAAP net income attributable to the Company for the fourth quarter of 2014 was $91.5 million, or $0.40 per diluted share, and $495.0 million, or $2.24 per diluted share, for full year 2014. GAAP net income increased 23% over the $305.0 million, or $1.82 per diluted share, reported for full year 2013.

“2014 was an exceptional year for Starwood Property Trust. We deployed a record $7.4 billion while making continued progress in our asset diversification efforts, and further strengthening our balance sheet. More importantly, our capital was deployed across a broad suite of target investments including large floating rate loans, fixed rate conduit loans, CMBS, and equity investments, both in the U.S. and Europe. We remain highly focused on balancing the risk/reward profile of our investments, as illustrated by a loan-to-value ratio of less than 62% and a history of zero credit losses since our inception over five years ago. We intend to maintain the high credit quality of our assets while continuing to efficiently finance our portfolio” stated Barry Sternlicht, Chairman and Chief Executive Officer of Starwood Property Trust.

Mr. Sternlicht continued, “Going forward we will continue leveraging the global sourcing and investment capabilities of our manager, Starwood Capital Group, in order to identify and underwrite unique investments which fit our risk adjusted return parameters. As we enter our sixth year, Starwood Property Trust remains well positioned to execute on its goal of becoming the premier multi-cylinder finance company which can generate attractive and sustainable total returns for shareholders across various market conditions in an increasingly yield-starved world.”

Highlights for the Fourth Quarter 2014 by Business Segment

The Company operates in two reportable segments: Real Estate Lending (the “Lending Segment”) and Real Estate Investing and Servicing (the “Investing and Servicing Segment” formerly referred to as the “LNR Segment”).  The Single-Family Residential segment, now called Starwood Waypoint Residential Trust (NYSE: SWAY), was spun off to the Company’s shareholders on January 31, 2014, and as such, the results of this segment prior to spinoff are included in the year-to-date numbers presented herein.

Real Estate Lending Segment

The Lending Segment represents the Company’s commercial real estate finance business.  During the fourth quarter of 2014, the Lending Segment contributed Core Earnings of $75.6 million, or $0.34 per diluted share(1), an increase of over 6% from the $71.0 million, or $0.31 per diluted share, reported for the third quarter of 2014.  GAAP earnings during the fourth quarter of 2014 were $71.5 million, or $0.31 per diluted share, compared to $69.2 million, or $0.31 per diluted share, reported for the third quarter of 2014.

The Lending Segment originated and/or acquired $1.2 billion of new investments and funded $1.1 billion during the quarter:

•                  Co-originated a £200.0 million first mortgage for the refinancing of a 17-story office tower located in London, of which the Company holds £138.3 million.

•                  Originated a $201.0 million first mortgage and mezzanine loan for the acquisition and recapitalization of a 49-story and a 23-story office tower complex located in Chicago, Illinois.

•                  Originated a $200.0 million first mortgage and mezzanine loan for the acquisition of a mixed use property, which includes office buildings, a sports club and a 294-room hotel located in Dallas/Fort Worth, Texas.

•                  Committed $150.0 million for a 33% equity interest in a newly formed retail fund established for the purpose of acquiring and operating four leading regional shopping malls located in Florida, Michigan, North Carolina and Virginia.

•                  Originated a $120.0 million first mortgage and mezzanine loan to refinance two office buildings in New Orleans, Louisiana, one of which includes a new 195-room hotel.

•                  Originated an $88.7 million first mortgage and mezzanine loan for the acquisition of a 29-story office and retail building in Philadelphia, Pennsylvania.

•                  Co-originated a $224.5 million first mortgage and $74.8 million mezzanine loan for the refinancing and redevelopment of two office buildings located in New York, New York, of which the Company holds the mezzanine loan and a $6.3 million junior participation in the first mortgage loan.

(1)  Annual per share amounts may not equal the sum of each quarter’s per share amounts due to rounding and other computational factors.

As of December 31, 2014, 77% of the existing loan portfolio is indexed to LIBOR as is 98% of the Lending Segment’s current loan pipeline. In addition, 87% of the floating rate portfolio benefits from having a LIBOR floor at an average rate of 0.35%.  For the 23% of the portfolio that is fixed rate, the weighted average coupon is 8.2%.

The carrying value of the Lending Segment’s total investment portfolio was $6.8 billion as of December 31, 2014, of which $6.4 billion represents its target portfolio.  This portfolio is anticipated to generate a current optimal asset-level return of 10.8% (refer to footnote (4) for a discussion of how this return is computed).

The following is a summary of the Lending Segment’s investments as of December 31, 2014:

Lending Segment Investment Portfolio

(Amounts in millions)

Investment	Face Amount	Carry Value (1)	Asset Specific Financing (2)	Net Investment	Unlevered Return on Asset	Current Leveraged Return (3)	Optimal Asset-Level Return (4)
First mortgages held for investment	$3,863	$3,798	$1,804	$1,994	6.2%	8.6%	10.1%
Subordinated mortgages held for investment	375	345	2	343	11.0%	11.0%	11.0%
Mezzanine loans held for investment	1,601	1,604	58	1,546	11.2%	11.4%	11.8%
Preferred equity investments held to maturity	306	307	—	307	10.2%	10.2%	10.2%
CMBS (5)	228	235	97	138	8.1%	11.9%	12.1%
Investment in unconsolidated entities (6)	N/A	152	—	152	8.4%	8.4%	8.4%
Target portfolio of Lending Segment	$6,373	$6,441	$1,961	$4,480	8.0%	9.9%	10.8%
RMBS available-for-sale at fair value	271	207	102	105	12.3%
Loans transferred as secured borrowings	130	129	129	—
Equity security	14	15	—	15
Total investments	$6,788	$6,792	$2,192	$4,600

Loan-to-Value of Portfolio

The following table reflects the weighted average loan-to-value (“LTV”) ratio of the Lending Segment’s loan portfolio as of December 31, 2014:

Weighted Average LTV of Loan Portfolio (7)

	First Mortgages	Subordinated Mortgages	Mezzanine	Preferred Equity	Total (8)
Beginning LTV	0.0%	33.3%	26.4%	40.3%	11.3%
Ending LTV	61.4%	65.2%	63.9%	53.7%	61.9%

Real Estate Investing and Servicing Segment

The Investing and Servicing Segment includes the Company’s U.S. and European servicing businesses, CMBS investment business and conduit loan origination platform. During the fourth quarter of 2014, the Investing and Servicing Segment contributed Core Earnings of $36.5 million, or $0.16 per diluted share, and GAAP earnings of $20.0 million, or $0.09 per diluted share, compared to Core Earnings of $53.9 million, or $0.24 per diluted share, and GAAP earnings of $95.8 million, or $0.42 per diluted share, during the third quarter of 2014. The decline from the third quarter is principally attributable to a decrease in unrealized and realized gains on the CMBS portfolio for GAAP and Core of $59.7 million and $12.7 million, respectively.

At December 31, 2014, the carrying amount of the Investing and Servicing Segment’s principal assets was $1.5 billion and is summarized below:

Investing and Servicing Investments as of December 31, 2014

(Amounts in millions)

Investment	Face Amount	Carry Value	Asset Specific Financing	Net Investment
CMBS (9)	$4,281	$754	$—	$754
Special servicing intangibles	N/A	190	—	190
Conduit loans	390	391	208	183
Loans held-for-investment	35	33	—	33
Investment in unconsolidated entities	N/A	49	—	49
Commercial real estate	N/A	40	14	26
Total investments	$4,706	$1,457	$222	$1,235

Significant activity during the fourth quarter with respect to these assets includes:

•                  CMBS purchases of $68.9 million, including new issue B-piece purchases of $28.3 million.

•                  Net decrease in the fair value of the domestic servicing intangible on a GAAP and Core basis of $9.8 million, resulting from the continued amortization of this asset, net of increases in fair value due to the attainment of new servicing contracts.

•                  As of December 31, 2014, LNR was special servicer on $13.7 billion of loans and real estate owned (“REO”), shared first place for new issue special servicing assignments during the fourth quarter 2014 and ranked first place for new issue special servicing assignments during the full year 2014.

•                  The conduit loan business originated $626.4 million of loans and contributed net securitization profits of $15.8 million and $16.5 million on a GAAP and Core basis, respectively.

Financing Activities

As of December 31, 2014, the Company had an aggregate outstanding balance of $4.6 billion and a maximum borrowing capacity of $5.8 billion under its thirteen financing facilities and three convertible senior notes. The Company continues to maintain conservative overall leverage, with a debt-to-equity ratio of 1.2x at the end of the quarter.

During the fourth quarter, the Company:

•                  Issued $431.3 million of 3.75% Convertible Senior Notes due 2017.

•                  Upsized our largest repurchase facility’s available borrowings from $1.0 billion to $1.25 billion.

•                  Upsized a repurchase facility from $250.0 million to $500.0 million while amending terms to allow for investment in commercial real estate located in the U.K.

•                  Extended the maturity dates on three facilities while reducing pricing on one of these facilities.

•                  Amended an existing $250.0 million share repurchase program to include the repurchase of convertible senior notes.

Interest Rate Sensitivity

The Company’s Lending Segment should benefit from a rising rate environment given its high volume of LIBOR-based floating rate loans.  The Company continues to pursue its strategy of financing floating rate investments with floating rate debt and fixed rate investments with either fixed rate debt or floating rate debt hedged by interest swaps. The Company would realize an additional benefit from its fixed rate convertible senior notes, which help limit exposure to rising rates.

The following table summarizes the impact to annual net income from a specified hypothetical change in LIBOR (amounts in millions):

Income (Expense) Subject to Interest Rate	Variable rate investments and indebtedness	3.0% Increase	2.0% Increase	1.0% Increase
Investment income from variable rate investments	$4,636	$150	$98	$46
Interest expense from variable rate debt	(3,125)	(90)	(59)	(28)
Net investment income from variable rate instruments	$1,511	$60	$39	$18

Additionally, the Company’s special servicing revenues would likely benefit from a rising rate environment due to an expected increase in the number of loans that would enter special servicing.

Book Value and Fair Value Per Share, Net of Minority Interest

The fair value of the Company’s net assets at December 31, 2014 was approximately $17.40 per fully diluted share, assuming debt is valued at its par settlement amount, compared to $17.65 per fully diluted share at September 30, 2014. On a fully diluted basis, the Company’s GAAP book value at December 31, 2014 was $16.84 per share, compared to $17.06 at September 30, 2014. The changes in fair value and book value per diluted share are principally the result of an additional 2.5 million shares included in the diluted share count as of December 31, 2014 due to the Company’s convertible notes moving further “in-the-money.”

Investment Related Activity Subsequent to December 31, 2014

Subsequent to year end, the Lending Segment invested in the following:

•                  $111.6 million first mortgage and mezzanine loan for the acquisition of a 129-acre office park located in Boca Raton, Florida.

•                  $73.3 million first mortgage and mezzanine loan for the acquisition of a 367-room full service hotel located in New Orleans, Louisiana.

•                  $61.6 million first mortgage and mezzanine loan for the acquisition of a 499-room full service hotel located in Indianapolis, Indiana.

Subsequent to year end, the following occurred in the Investing and Servicing Segment:

•                  Originated conduit loans of $233.5 million.

•                  Received proceeds of $184.1 million from the securitization of conduit loan inventory.

Investment Capacity

As of February 20, 2015, the Company had approximately $287.4 million of available cash and equivalents, approximately $83.5 million of net equity invested in RMBS that are classified as available-for-sale, $94.4 million of approved but undrawn capacity under existing financing facilities and $390.9 million of unallocated warehouse capacity. In addition, the Company expects to receive $450.3 million during the first quarter from expected maturities, prepayments, sales and participations. These liquidity sources provide the Company with the capacity to acquire or originate up to $1.1 billion of new investments.

Dividend

On February 25, 2015, the Company’s Board of Directors declared a dividend of $0.48 per share of common stock for the quarter ending March 31, 2015.  The dividend is payable on April 15, 2015 to common shareholders of record as of March 31, 2015.  During the full year 2014, the Company declared cash dividends of $1.92 per share compared to Core Earnings per diluted share of $2.17.

2015 Initial Guidance

For 2015, the Company is estimating its Core Earnings in the range of $2.05 to $2.25 per diluted share.  This guidance reflects the Company’s estimates on the (i) yield on existing investments; (ii) yield on incremental investments inclusive of the Company’s existing pipeline; (iii) amount and timing of debt and equity capital deployment to fund new investments; (iv) costs of additional debt and equity capital to fund new investments; (v) pace of amortization of the servicing intangible based on the amount and timing of servicing fees on existing contracts; (vi) taxation associated with the TRSs, particularly the Investing and Servicing TRSs, which house this segment’s servicing and conduit loan operations, both of which generate significant taxable income; and (vii) changes in costs and expenses reflective of the Company’s forecasted operations. This guidance does not reflect any impact which may result from repurchases of equity or convertible debt securities pursuant to the Company’s existing repurchase program.  All guidance is based on current expectations of future economic conditions, the dynamics of the commercial real estate markets in which it operates and the judgment of the Company’s management team.

Supplemental Schedules

The Company has published supplemental earnings schedules in order to provide additional disclosure and financial information for the benefit of the Company’s stakeholders.  These can be found at the Company’s website in the Investor Relations section under “Financial Information”.

Conference Call and Webcast Information

The Company will host a webcast and conference call on Wednesday, February 25, 2015 at 10:00 a.m. Eastern Time to discuss fourth quarter financial results and recent events.  A webcast will be available on the Company’s website at www.starwoodpropertytrust.com.  To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary audio software.

To Participate in the Telephone Conference Call:

Dial in at least 15 minutes prior to start time.

Domestic:  1-888-572-7034

International:  1-719-457-2697

Conference Call Playback:

Domestic:  1-877-870-5176

International:  1-858-384-5517

Passcode:  6199106

The playback can be accessed through March 11, 2015

About Starwood Property Trust, Inc.

Starwood Property Trust (NYSE: STWD), an affiliate of global private investment firm Starwood Capital Group, is the largest commercial mortgage real estate investment trust in the United States. The Company’s core business focuses on originating, acquiring, financing and managing commercial mortgage loans and other commercial real estate debt investments. Through its subsidiaries LNR Property, LLC and Hatfield Philips International, Starwood Property Trust also operates as the largest commercial mortgage special servicer in the United States and one of the largest primary and special servicers in Europe. With total capital deployed since inception of approximately $17.0 billion, Starwood Property Trust continues to solidify its position as one of the premier real estate finance companies in the country.

Forward Looking Statements

Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although Starwood Property Trust, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.   Factors that could cause actual results to differ materially from the Company’s expectations include completion of pending investments, continued ability to acquire additional investments, competition within the finance and real estate industries, economic conditions, availability of financing and other risks detailed from time to time in the Company’s reports filed with the SEC.

Footnotes

(1)         The difference between the Carry Value and Face Amount of the loans held for investment consists of unamortized purchase discount, deferred loan fees and loan origination costs. The difference between the Carry Value and Face Amount of the available-for-sale securities consists of the unrealized gains/(losses) on the fair value of the securities and unamortized purchase discount.

(2)         Current financings are either floating rate or swapped to fixed rate to match the interest rate characteristics of the underlying asset.

(3)         The leveraged return represents the compounded effective rate of return earned over the life of the investment based on existing leverage levels as of December 31, 2014, and calculated on a weighted average basis.  Leveraged returns include the loan coupon, amortization of premium or discount, and the effects of costs and fees, all recognized on the effective interest method. Leveraged returns are presented solely for informational purposes and will not equal income recognized in prior or future periods due mainly to the fact that (i) interest earned on the Company’s floating rate loans will change in the future when interest rates change, and these leveraged returns assume interest rates remain at current levels and (ii) the leveraged returns assume that the leverage levels existing at December 31, 2014 will be maintained either throughout the remaining term of the applicable credit facilities or the remaining term of the investment, if shorter.  However, leverage levels in future periods will likely fluctuate as the Company manages its day-to-day liquidity.

(4)         The optimal asset-level return assumes (i) maximum available leverage in place or in negotiation for each asset, notwithstanding the amount actually borrowed, and (ii) full syndication of the first mortgage when syndication is deemed probable.

(5)         Consists of available-for-sale and held-to-maturity CMBS with carrying values of $100 million and $135 million, respectively.

(6)         Unlevered return on asset, current leveraged return and optimal asset-level return do not consider projected returns from future disposition of the investment, which would increase these returns to 10.9%.

(7)         Underlying property values are determined by the Company’s management based on its ongoing asset assessments, and loan balances that are the face value of a loan regardless of whether the Company has purchased the loan at a discount or premium to par. Assets characterized as first mortgages include all loan components where the Company owns the senior most interest in the loan and assets characterized as subordinated mortgages are the subordinated components of first mortgages where the Company does not own the senior most interest in the loan. For any loans collateralized by ground-up construction projects without significant leasing or units with executed sales contracts, the fully funded loan balance is included in the numerator and the fully budgeted construction cost including costs of acquisition of the property is included in the denominator. For ground up construction loans which have significant leasing or units under contract for sale the fully funded loan balance is included in the numerator with an estimate of the stabilized value upon completion of construction included in the denominator.  Includes loans held for investment and preferred equity.

(8)         Represents the Company’s entire investment, which includes all components of the capital stack that it owns (i.e., first mortgages, subordinated mortgages, mezzanine loans and preferred equity).

(9)         Differences between face amount and carry value are principally attributable to purchase discounts and changes in fair value.

Starwood Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations by Segment

For the three months ended December 31, 2014

(Amounts in thousands)

	Lending Segment	Investing and Servicing Segment	Subtotal	Investing and Servicing VIEs	Total
Revenues:
Interest income from loans	$109,335	$4,293	$113,628	$—	$113,628
Interest income from investment securities	19,152	26,594	45,746	(19,444)	26,302
Servicing fees	77	54,300	54,377	(20,345)	34,032
Other revenues	88	5,013	5,101	(285)	4,816
Total revenues	128,652	90,200	218,852	(40,074)	178,778
Costs and expenses:
Management fees	17,419	22,414	39,833	50	39,883
Interest expense	37,779	8,060	45,839	—	45,839
General and administrative	2,630	30,017	32,647	179	32,826
Acquisition and investment pursuit costs	1,157	600	1,757	—	1,757
Depreciation and amortization	—	3,820	3,820	—	3,820
Loan loss allowance, net	114	—	114	—	114
Other expense	—	2,741	2,741	—	2,741
Total costs and expenses	59,099	67,652	126,751	229	126,980
Income before other income, income taxes and non-controlling interests	69,553	22,548	92,101	(40,303)	51,798
Other income:
Income of consolidated VIEs, net	—	—	—	21,696	21,696
Change in fair value of servicing rights	—	(9,774)	(9,774)	11,658	1,884
Change in fair value of investment securities, net	257	(7,590)	(7,333)	7,230	(103)
Change in fair value of mortgage loans held-for-sale, net	—	22,402	22,402	—	22,402
Earnings from unconsolidated entities	2,813	3,869	6,682	(182)	6,500
Loss on sale of investments, net	(79)	—	(79)	—	(79)
Gain (loss) on derivative financial instruments, net	14,571	(5,739)	8,832	—	8,832
Foreign currency (loss) gain, net	(13,763)	33	(13,730)	—	(13,730)
Other-than-temporary-impairment, net	(45)	(1)	(46)	—	(46)
Other (expense) income, net	(381)	3,475	3,094	—	3,094
Total other income	3,373	6,675	10,048	40,402	50,450
Income before income taxes	72,926	29,223	102,149	99	102,248
Income tax (provision) benefit	(1,183)	(9,180)	(10,363)	—	(10,363)
Net income	71,743	20,043	91,786	99	91,885
Net income attributable to non-controlling interests	(278)	—	(278)	(99)	(377)
Net income attributable to Starwood Property Trust, Inc.	$71,465	$20,043	$91,508	$—	$91,508

Definition of Core Earnings

Core Earnings, a non-GAAP financial measure, is used to compute the Company’s incentive fees to its external manager and is an appropriate supplemental disclosure for a mortgage REIT.  For the Company’s purposes, Core Earnings is defined as GAAP net income (loss) excluding non-cash equity compensation expense, the incentive fee, depreciation and amortization of real estate (to the extent that the Company owns properties), any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash adjustments as determined by the Company’s external manager and approved by a majority of the Company’s independent directors.

Reconciliation of Net Income to Core Earnings

For the three months ended December 31, 2014

(Amounts in thousands except per share data)

	Lending Segment	Investing and Servicing Segment	Total
Net income attributable to Starwood Property Trust, Inc.	$71,465	$20,043	$91,508
Add / (Deduct):
Non-cash equity compensation expense	6,886	235	7,121
Management incentive fee	—	18,863	18,863
Depreciation and amortization	—	505	505
Loan loss allowance	114	—	114
Interest income adjustment for securities	(328)	1,615	1,287
Other non-cash items	—	(337)	(337)
Reversal of unrealized (gains) / losses on:
Loans held-for-sale	—	(22,402)	(22,402)
Securities	(211)	7,590	7,379
Derivatives	(15,270)	4,937	(10,333)
Foreign currency	13,763	—	13,763
Earnings from unconsolidated entities	—	(1,567)	(1,567)
Recognition of realized gains / (losses) on:
Loans held-for-sale	—	20,769	20,769
Securities	—	(10,203)	(10,203)
Derivatives	(465)	(3,502)	(3,967)
Foreign currency	(401)	—	(401)
Earnings from unconsolidated entities	—	—	—
Core Earnings	$75,553	$36,546	$112,099
Core Earnings per Weighted Average Diluted Share	$0.34	$0.16	$0.50

Starwood Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations by Segment

For the year ended December 31, 2014

(Amounts in thousands)

	Lending Segment	Investing and Servicing Segment	Single Family Residential Segment	Subtotal	Investing and Servicing VIEs	Total
Revenues:
Interest income from loans	$420,683	$13,979	$—	$434,662	$—	$434,662
Interest income from investment securities	68,348	109,819	—	178,167	(66,151)	112,016
Servicing fees	330	227,145	—	227,475	(91,910)	135,565
Other revenues	406	21,450	—	21,856	(1,224)	20,632
Total revenues	489,767	372,393	—	862,160	(159,285)	702,875
Costs and expenses:
Management fees	69,378	47,393	791	117,562	170	117,732
Interest expense	133,728	26,285	1,091	161,104	—	161,104
General and administrative	24,530	144,408	—	168,938	723	169,661
Acquisition and investment pursuit costs	2,475	1,206	—	3,681	—	3,681
Depreciation and amortization	—	16,627	—	16,627	—	16,627
Loan loss allowance, net	2,047	—	—	2,047	—	2,047
Other expense	52	13,105	—	13,157	—	13,157
Total costs and expenses	232,210	249,024	1,882	483,116	893	484,009
Income before other income, income taxes and non-controlling interests	257,557	123,369	(1,882)	379,044	(160,178)	218,866
Other income:
Income of consolidated VIEs, net	—	—	—	—	212,506	212,506
Change in fair value of servicing rights	—	(53,065)	—	(53,065)	36,278	(16,787)
Change in fair value of investment securities, net	822	97,723	—	98,545	(83,468)	15,077
Change in fair value of mortgage loans held-for-sale, net	—	70,420	—	70,420	—	70,420
Earnings from unconsolidated entities	9,660	13,610	—	23,270	(3,338)	19,932
Gain on sale of investments, net	12,886	—	—	12,886	—	12,886
Gain (loss) on derivative financial instruments, net	30,713	(10,262)	—	20,451	—	20,451
Foreign currency (loss), net	(29,139)	(803)	—	(29,942)	—	(29,942)
Other-than-temporary-impairment, net	(259)	(797)	—	(1,056)	—	(1,056)
Other (expense) income, net	(327)	4,159	—	3,832	—	3,832
Total other income	24,356	120,985	—	145,341	161,978	307,319
Income (loss) from continuing operations before income taxes	281,913	244,354	(1,882)	524,385	1,800	526,185
Income tax (provision)	(1,476)	(22,620)	—	(24,096)	—	(24,096)
Income (loss) from continuing operations	280,437	221,734	(1,882)	500,289	1,800	502,089
Loss from discontinued operations, net of tax	—	—	(1,551)	(1,551)	—	(1,551)
Net income (loss)	280,437	221,734	(3,433)	498,738	1,800	500,538
Net income attributable to non-controlling interests	(3,717)	—	—	(3,717)	(1,800)	(5,517)
Net income (loss) attributable to Starwood Property Trust, Inc.	$276,720	$221,734	$(3,433)	$495,021	$—	$495,021

Reconciliation of Net Income to Core Earnings

For the year ended December 31, 2014

(Amounts in thousands except per share data)

	Lending Segment	Investing and Servicing Segment	Single Family Residential Segment	Total
Net income attributable to Starwood Property Trust, Inc.	$276,720	$221,734	$(3,433)	$495,021
Add / (Deduct):
Non-cash equity compensation expense	27,673	949	—	28,622
Management incentive fee	—	34,374	—	34,374
Depreciation and amortization	—	2,107	1,540	3,647
Loan loss allowance	2,047	—	—	2,047
Interest income adjustment for securities	(1,136)	10,555	—	9,419
Other non-cash items	—	1,529	—	1,529
Reversal of unrealized (gains) / losses on:
Loans held-for-sale	—	(70,420)	—	(70,420)
Securities	(12,238)	(97,723)	—	(109,961)
Derivatives	(31,678)	7,019	—	(24,659)
Foreign currency	29,139	—	—	29,139
Earnings from unconsolidated entities	—	(6,830)	—	(6,830)
Recognition of realized gains / (losses) on:
Loans held-for-sale	—	66,814	—	66,814
Securities	10,992	12,103	—	23,095
Derivatives	(1,316)	(5,312)	—	(6,628)
Foreign currency	(1,540)	—	—	(1,540)
Earnings from unconsolidated entities	—	—	—	—
Core Earnings	$298,663	$176,899	$(1,893)	$473,669
Core Earnings per Weighted Average Diluted Share	$1.37	$0.81	$(0.01)	$2.17

Starwood Property Trust, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet by Segment

As of December 31, 2014

(Amounts in thousands)

	Lending Segment	Investing and Servicing Segment	Subtotal	Investing and Servicing VIEs	Total
Assets:
Cash and cash equivalents	$169,149	$85,252	$254,401	$786	$255,187
Restricted cash	34,941	13,763	48,704	—	48,704
Loans held-for-investment, net	5,746,289	32,949	5,779,238	—	5,779,238
Loans held-for-sale	—	391,620	391,620	—	391,620
Loans transferred as secured borrowings	129,427	—	129,427	—	129,427
Investment securities	764,517	753,553	1,518,070	(519,822)	998,248
Intangible assets—servicing rights	—	190,207	190,207	(46,055)	144,152
Investment in unconsolidated entities	152,012	48,693	200,705	(6,722)	193,983
Goodwill	—	140,437	140,437	—	140,437
Derivative assets	23,579	3,049	26,628	—	26,628
Accrued interest receivable	39,188	914	40,102	—	40,102
Other assets	36,068	100,902	136,970	(1,464)	135,506
VIE assets, at fair value	—	—	—	107,816,065	107,816,065
Total Assets	$7,095,170	$1,761,339	$8,856,509	$107,242,788	$116,099,297
Liabilities and Equity
Liabilities:
Accounts payable, accrued expenses and other liabilities	$46,635	$97,424	$144,059	$457	$144,516
Related-party payable	36,346	4,405	40,751	—	40,751
Dividends payable	108,189	—	108,189	—	108,189
Derivative liabilities	3,662	1,814	5,476	—	5,476
Secured financing agreements, net	2,915,426	222,363	3,137,789	—	3,137,789
Convertible senior notes, net	1,418,022	—	1,418,022	—	1,418,022
Secured borrowings on transferred loans	129,441	—	129,441	—	129,441
VIE liabilities, at fair value	—	—	—	107,232,201	107,232,201
Total Liabilities	4,657,721	326,006	4,983,727	107,232,658	112,216,385
Equity:
Starwood Property Trust, Inc. Stockholders’ Equity:
Preferred stock	—	—	—	—	—
Common stock	2,248	—	2,248	—	2,248
Additional paid-in capital	2,397,099	1,438,626	3,835,725	—	3,835,725
Treasury stock	(23,635)	—	(23,635)	—	(23,635)
Accumulated other comprehensive income	55,781	115	55,896	—	55,896
Accumulated deficit	(5,970)	(3,408)	(9,378)	—	(9,378)
Total Starwood Property Trust, Inc. Stockholders’ Equity	2,425,523	1,435,333	3,860,856	—	3,860,856
Non-controlling interests in consolidated subsidiaries	11,926	—	11,926	10,130	22,056
Total Equity	2,437,449	1,435,333	3,872,782	10,130	3,882,912
Total Liabilities and Equity	$7,095,170	$1,761,339	$8,856,509	$107,242,788	$116,099,297

Additional information can be found on the Company’s website at www.starwoodpropertytrust.com

Contact:

Zachary Tanenbaum

Starwood Property Trust

Phone: 203-422-7788

Email: ztanenbaum@starwood.com